Exhibit 10(a)

		    ASSET PURCHASE IMPLEMENTATION AGREEMENT

			       By and Among

		      BANGOR HYDRO-ELECTRIC COMPANY,

			 a Maine corporation,

			PENOBSCOT HYDRO CO., INC.,

			  a Maine corporation,

			   PP&L GLOBAL, INC.,

		       a Pennsylvania corporation,

				   and

			   PENOBSCOT HYDRO, LLC,

		     a Delaware limited liability company

			  Dated as of May 27, 1999




		   ASSET PURCHASE IMPLEMENTATION AGREEMENT


	ASSET PURCHASE IMPLEMENTATION AGREEMENT ("Agreement"), dated as of May 27, 1999, by and among BANGOR HYDRO-ELECTRIC COMPANY, a Maine corporation ("BHE"), PENOBSCOT HYDRO CO., INC., a Maine corporation ("PHC"), PP&L
GLOBAL, INC., a Pennsylvania corporation ("PPLG") and PENOBSCOT HYDRO, LLC, a Delaware limited liability company ("Penobscot").

	WHEREAS, BHE, PHC and PPLG are parties to that certain Asset Purchase Agreement dated September 25, 1998 ("APA"), pursuant to which PPLG agreed to buy certain assets from BHE and PHC;

	WHEREAS, PPLG has assigned to Penobscot all its right, title and interest under the APA;

	WHEREAS, PHC, a wholly-owned subsidiary of BHE, owns the Bangor-Pacific Interest and the Bangor-Pacific Interest is a Purchased Asset under the APA;

	WHEREAS, on the date hereof, the Parties agreed to modify the manner in which the transactions contemplated by the APA are implemented so that, among other things, in lieu of a direct transfer of the Bangor-Pacific Interest to Penobscot, Penobscot will acquire the PHC Stock (as defined below) at the Second Closing (as defined below) and, pending certain approvals, at the First Closing, Penobscot will be assigned the economic benefits of the Bangor-Pacific Interest, all in accordance with this Agreement;

	NOW, THEREFORE, in consideration of the mutual covenants, representations, warranties and agreements hereinafter set forth, and intending to be legally bound hereby, the parties hereto agree as follows:


			      1 ARTICLE

			     DEFINITIONS
				  1
1.1     Definitions.
1.2
(a) All capitalized terms appearing herein and not otherwise defined in this Agreement shall have the meanings ascribed to them under Article I of the APA. Capitalized terms in portions of the APA which are incorporated herein by reference shall have the meanings for such terms set forth in the APA.
(b)
(c) As used in this Agreement, the following terms have the meanings specified in this Section 1.1(b):
(d)
(1) "Agreement" means this Asset Purchase Implementation Agreement, as the same may be amended or supplemented from time to time, together with the schedules and exhibits hereto.
(2)
(3)             "Bangor-Pacific Assignment" has the meaning set forth in
Section 2.1 of this Agreement.
(4)
(5) "Bangor-Pacific Economic Interest" means that portion of the Bangor-Pacific Interest that constitutes all of the economic interest and economic rights of the holder of the Bangor-Pacific Interest, including without limitation, the rights to capital, profits and losses, surplus, distributions and liquidation proceeds.
(6)
(7) "Bangor-Pacific Management Interest" means that portion of the Bangor-Pacific Interest that constitutes the management rights of the holder of the Bangor-Pacific Interest.
(8)
(9)             "First Closing" means the closing of the First Closing
Transaction.
(10)
(11) "First Closing Date" or "First Closing date" means the date and time at which the First Closing actually occurs.
(12)
(13)        First Closing Transaction" has the meaning set forth in Section
2.1 of this Agreement.
(14)
(15) "Lenders" shall mean the lenders referred to in clause (i) of the definition of "Lenders' Consent" in this Agreement.
(16)
(17) "Lenders' Consent" means (i) the written consent of the Lenders to the extent required under the Floating Rate Loan and Term Loan Agreement dated as of January 29, 1987 among Bangor-Pacific and the Prudential
Insurance Company of America, First Colony Life Insurance Company, American Mayflower Life Insurance Company, The Ohio National Life Insurance Company, Kentucky Central Life Insurance Company and BankBoston, N.A. (as successor to Rhode Island Hospital Trust National Bank), as lenders, and (ii) the written consent of the Lenders to the extent required under the Capital Support Agreement dated as of January 29, 1987 among Bangor-Pacific, PHC, BHE,
Pacific Penobscot Power Company and Indeck Penobscot Hydro, LLC (as successor to Pacific Lighting Energy Systems), to (a) the First Closing Transaction,
and (b) the Second Closing Transaction.
(18)
(19) "Loan Agreement" means the Floating Rate Loan and Term Loan Agreement dated as of January 29, 1987 between Bangor-Pacific, as borrower, and The Prudential Insurance Company of America and other lenders.
(20)
(21)       "MPUC Approval" means the supplemental order described in Section
6.11 of this Agreement.
(22)
(23) "PHC Balance Sheet" has the meaning set forth in Section 4.8 of this Agreement.
(24)
(25)            "PHC Financial Statements" has the meaning set forth in
Section 4.7 of this Agreement.
(26)
(27) "PHC Material Adverse Effect" means any change in or effect on the PHC Stock, the Bangor-Pacific Interest, the Bangor-Pacific Economic Interest, or PHC or Bangor-Pacific or their respective assets, business or condition (financial or otherwise) that is, individually or in the aggregate, materially adverse (including without limitation any change or effect resulting from governmental action), and which change or effect causes the value of any of such equity interests, entities, or assets, in the aggregate, to decrease by more than ten percent (10%), other than any such materially adverse change which is cured (including by the payment of money) by BHE before the First Closing Date or the Second Closing Date, as the case may be.
(28)
(29) "PHC Stock" means all of the issued and outstanding shares of capital stock of PHC.
(30)
(31)            "PHC Stock Regulatory Approvals" has the meaning set forth in
Section 4.3(b).
(32)
(33)            "PHC Stock Required Consents" has the meaning set forth in
Section 4.3(a).
(34)
(35)            "Pre-Closing Periods" has the meaning set forth in Section
6.13(a)(i).
(36)
(37)            "Post-Closing Periods" has the meaning set forth in Section
6.13(a)(iii).
(38)
(39)            "Restricted Payments" has the meaning set forth in the Loan
Agreement.
(40)
(41)            "Second Closing" means the closing of the Second Closing
Transaction.
(42)
(43)            "Second Closing Conditions" has the meaning set forth in
Section 3.1 of this Agreement.
(44)
(45) "Second Closing Date" or "Second Closing date" means the date and time at which the Second Closing actually occurs.
(46)
(47) "Second Closing Transaction" has the meaning set forth in Section 2.2(a) of this Agreement.
(48)
(49) "Tax Accrual" means the aggregate amount of the reserves, provisions and accruals for Taxes (other than Taxes based on or measured by net income) on the PHC Balance Sheet, up to but not to exceed $1,000.
(50)
(51) "Transaction Documents" means this Agreement, the Bangor-Pacific Assignment and the other documents and instruments referred to in Sections 3.5(a) and (d).
(52)
(53)         (27)    "West Enfield Project Documents" means those documents and agreements defined as such in Annex A to the Loan Agreement.
(54)
              				  2 ARTICLE

              				IMPLEMENTATION

1.1     Transfer of Bangor-Pacific Economic Interest.
1.2
1.3 At the First Closing, PHC will assign, convey, transfer and deliver to Penobscot, and Penobscot will acquire from PHC, under the APA, as supplemented by this Agreement, the Bangor-Pacific Economic Interest for $10,000,000. PHC will retain the balance of the Bangor-Pacific Interest.
The assignment and transfer to Penobscot of the Bangor-Pacific Economic Interest, and the assumption by Penobscot of the obligations of BHE or PHC with respect to the Bangor-Pacific Interest, will be effected by the execution and delivery of the Bangor-Pacific Assignment and Assumption Agreement in the form attached hereto as Exhibit A (the "Bangor-Pacific Assignment"). Subject to satisfaction of the First Closing Conditions, the obligation of Penobscot to make the $10,000,000 payment shall, pursuant to the APA, be a joint and several obligation of Penobscot and PPLG, and BHE shall be entitled to the benefits of the Equity Contribution Agreement. Notwithstanding anything to the contrary in the Assignment and Assumption Agreement or the APA, no portion of the Bangor-Pacific Interest or the obligations of BHE or PHC with respect thereto shall be deemed to have been transferred to or assumed by Penobscot pursuant to the Assignment and Assumption Agreement. The assignment, assumption and payment referred to in this Section 2.1 is sometimes referred to herein as the "First Closing Transaction."
1.4
1.5     Transfer of PHC Stock .
1.6
(a) As soon as practicable following the First Closing and upon the terms and subject to the satisfaction of the conditions contained in this Agreement (or waiver of such conditions as permitted by this Agreement), subject to Section 2.3, at the Second Closing but effective as of the First Closing BHE shall transfer and deliver to Penobscot all of the PHC Stock, free of any Encumbrances, for no additional consideration (the portion of the Purchase Price under the APA allocated therein to the Bangor-Pacific Interest being attributed, upon the occurrence of the Second Closing but effective as of the First Closing, to the PHC Stock).  Such transfer and delivery of the
PHC Stock is sometimes referred to herein as the "Second Closing
Transaction."
(b)
(c) Immediately prior to the transfer of the PHC Stock to Penobscot at the Second Closing, all indebtedness of PHC to BHE shall be deemed contributed by BHE to the equity capital of PHC (without any right to receive additional shares of capital stock of PHC) and all indebtedness of PHC to any Affiliates of BHE shall be paid in full by BHE. Upon the transfer of the PHC Stock to Penobscot at the Second Closing, (i) the Bangor-Pacific Assignment shall become null and void ab initio, (ii) BHE and its Affiliates shall be deemed to have released, without further act or deed, PHC from any claim
(known or unknown, absolute or contingent, matured or unmatured, asserted or unasserted, direct or indirect) of whatever nature except claims of BHE against PHC arising under Section 6.13 of this Agreement, and (iii) the terms "Sellers" or "Seller" as used in Article IX of the APA shall refer only to
BHE and BHE agrees that it shall be deemed to have released, without further act or deed, all rights of contribution, indemnity, reimbursement or similar rights as against PHC under or in connection with the APA, the Ancillary Agreements, this Agreement, the Transaction Documents or the transactions contemplated hereby or thereby, whether presently existing or arising hereafter.
(d)
1.7     Certain Elections of Penobscot.
1.8
(a) After the First Closing and prior to the Second Closing, Penobscot shall have the right at any time and from time to time upon notice to BHE to require PHC, and BHE shall cause PHC, to transfer to Penobscot all or any portion of the Bangor-Pacific Interest then remaining held by PHC.
(b)
(c) If the First Closing has occurred but the Second Closing does not occur by December 31, 1999, then Penobscot shall have the right to notify BHE within five (5) Business Days thereafter that it elects to acquire all of the Bangor-Pacific Interest as originally contemplated in the APA effective as of the First Closing, BHE and PHC shall take whatever steps are reasonably necessary to effect such acquisition, including without limitation the withdrawal of any governmental or regulatory filings seeking approval of the transfer of the PHC Stock; BHE and PHC shall diligently pursue all governmental or regulatory approvals required for the transfer of all of the Bangor-Pacific Interest under the terms of the APA (including any approvals of FERC, MPUC and MDEP required due to the concern regarding a technical dissolution of Bangor-Pacific upon a transfer of all of the Bangor-Pacific Interest); and the representations and warranties, covenants, indemnities and other provisions of the APA applicable to the Bangor-Pacific Interest shall remain in effect as provided in the APA (except that any such provision which by its terms terminates at the Closing shall not terminate, to the extent applicable to the Bangor-Pacific Interest, prior to the consummation of the transfer of the Bangor-Pacific Interest to Penobscot). If Penobscot does not deliver such notice, BHE shall have the right, until January 30, 2000, to apply to a court of competent jurisdiction for a declaratory order to the effect that the transfer of the Bangor-Pacific Interest as originally contemplated in the APA would not cause a technical dissolution of Bangor-Pacific under applicable law. Penobscot shall reasonably cooperate with BHE in any such application, including if necessary serving as an adverse party in the judicial action constituting such application. If the relief requested in any such application is granted on or before April 30, 2000, the transfer of the Bangor-Pacific Interest shall occur as contemplated by the APA as soon as practicable thereafter. If BHE elects not to make such application, or the relief requested therein is not granted by April 30, 2000, the parties shall negotiate in good faith to arrive at an equitable adjustment of the purchase price paid at the First Closing in respect of the Bangor-Pacific Interest to reflect the retention by BHE of that portion of the Bangor-Pacific Interest not transferred to Penobscot at the First Closing (which, if required by law, may be transferred to a third party by BHE), and if such negotiations are not successful, then Penobscot shall return the Bangor-Pacific Economic Interest to BHE, shall be entitled to retain all economic benefits received by Penobscot in respect of the Bangor-Pacific Economic Interest prior to such date and shall receive a refund of the $10,000,000 purchase price paid in respect of the Bangor-Pacific Interest (without interest).
(d)

			   1 ARTICLE

		      THE FIRST CLOSING

1.1 Time and Place of First Closing. Upon the terms and subject to the satisfaction of the conditions contained in Sections 3.2, 3.3 and 3.4 of this Agreement (the "First Closing Conditions"), the First Closing will take place at the offices of Curtis Thaxter Stevens Broder & Micoleau LLC,
Portland, Maine on such date as the parties may agree, which date shall be as soon as practicable, but no later than five (5) Business Days following the date on which all of the First Closing Conditions have been satisfied or waived, or at such other place or time as the parties may agree.
1.2
1.3 Conditions to Each Party's Obligations to Effect the Transactions. The respective obligations of each party to close the First Closing Transaction shall be subject to the fulfillment at or prior to the First Closing Date of the following conditions (any of which may be waived jointly by Penobscot,
BHE and PHC):
1.4
(a) The waiting period under the HSR Act, if applicable to the consummation of the sale of the Bangor-Pacific Economic Interest contemplated hereby, shall have expired or been terminated;
(b)
(c) No preliminary or permanent injunction or other order or decree by any Federal or state court which prevents the consummation of the transfer of the Bangor-Pacific Economic Interest contemplated hereby shall have been issued and remain in effect (each party agreeing to use its best efforts to have any such injunction, order or decree lifted) and no statute, rule or regulation shall have been enacted by any state or Federal government or governmental agency in the United States which prohibits the consummation of the transfer of the Bangor-Pacific Economic Interest;
(d)
(e) All Federal, state and local government consents and approvals (including but not limited to legislative and administrative consents and approvals) required for (i) the consummation of the transfer of the Bangor-Pacific Economic Interest, (ii) the ownership by Penobscot of the Bangor-Pacific Economic Interest, and (iii) the execution, delivery and performance by the parties thereto of the Transaction Documents, including, without limitation, the Interest Regulatory Approvals shall have been obtained, unless the failure to obtain such consent or approval would not result in a
PHC Material Adverse Effect, and shall be Final; and
(f)
(g) All other consents and approvals for the consummation of the transfer of the Bangor-Pacific Economic Interest shall have been obtained, other than those which if not obtained, would not, in the aggregate, have a
PHC Material Adverse Effect.
(h)             The Lenders' Consent shall have been obtained by BHE.
(i)
1.5 Conditions to Obligations of Penobscot. The obligation of Penobscot to close the First Closing Transaction shall be subject to the fulfillment at or prior to the First Closing Date of the following additional conditions (all or any of which may be waived in whole or in part by Penobscot in its sole discretion):
1.6
(a)             There shall not have occurred and be continuing a PHC Material
Adverse Effect;
(b)
(c) (i) The representations and warranties of BHE set forth in this Agreement shall be true and correct as of the date of this Agreement and as of the First Closing Date as though repeated at and as of the First Closing Date, and (ii) BHE and PHC shall have performed and complied with the covenants and agreements contained in this Agreement that are required to be performed and complied with by BHE and PHC on or prior to the First Closing Date except where the failure of such representations and warranties to be correct or such covenants and agreements to be performed and complied with would not result in a PHC Material Adverse Effect;
(d)
(e) The Bangor-Pacific Economic Interest shall be free and clear of Encumbrances other than Permitted Encumbrances;
(f)
(g) Penobscot shall have received certificates from authorized officers of BHE and PHC, dated the First Closing Date, to the effect that, to the best of such officers' Knowledge, the conditions set forth in Sections 3.3(a), (b) and (c) have been satisfied;
(h)
(i) The consents and approvals required to be obtained pursuant to Sections 3.2(c), (d) or (e) hereof shall not contain or be granted subject to terms or conditions which could reasonably be expected to have a PHC Material Adverse Effect when compared to the terms and conditions presently applicable to the Bangor-Pacific Interest;
(j)
(k) Penobscot shall have received an opinion from Maine counsel to BHE and PHC, as applicable, reasonably satisfactory to Penobscot, dated the First Closing Date, substantially to the effect that:
(l)
   (1) each of BHE and PHC is a corporation organized, existing and in good standing under the laws of its state of incorporation and each state or other jurisdiction in which it is qualified to do business as a foreign corporation by virtue of owning the Bangor-
Pacific Interest, and each of BHE and PHC has the corporate power and authority to execute and deliver this Agreement and the Transaction Documents and to consummate the transactions contemplated hereby and thereby; and the execution and delivery of this Agreement and the Transaction Documents and the consummation of the transfer of the Bangor-Pacific Economic Interest contemplated hereby have been duly authorized by all requisite corporate action taken on the part of BHE and PHC;
(2) this Agreement and the Transaction Documents have been duly executed and delivered by BHE and PHC and (assuming that the Lenders' Consent is obtained) are valid and binding obligations of BHE and PHC, enforceable against BHE and PHC in accordance with their terms, except (A) that such enforcement may be subject to bankruptcy, insolvency, fraudulent conveyance, reorganization, moratorium or other similar laws now or hereafter in effect relating to creditors' rights, (B) that the remedy of specific performance and injunctive and other forms of equitable relief may be subject to certain equitable defenses and to the discretion of the court before which any proceeding therefor may be brought and
(C) that such enforcement may be subject to requirements of good faith, reasonableness and fair dealing;

(1) the execution, delivery and performance of this Agreement and the Transaction Documents by BHE and PHC will not constitute a violation of the Articles of Incorporation or Bylaws, as currently in effect, of any of BHE and PHC;

(1) the Bangor-Pacific Assignment is in proper form to transfer to Penobscot such title as PHC has to the Bangor-Pacific Economic
Interest; and

(1) no declaration, filing or registration with, or notice to, or authorization, consent or approval of any governmental authority or other third party is necessary for the consummation by BHE and PHC of the First Closing other than (i) such declarations, filings, registrations, notices, authorizations, consents or approvals which if not obtained or made, would not, in the aggregate, have a PHC Material Adverse Effect and (ii) the Lenders' Consent, all of which have been obtained.

	     As to any matter contained in such opinion which involves the laws of any jurisdiction other than the Federal laws of the United States or the laws of the State of Maine, such counsel may rely upon opinions of counsel admitted in such other jurisdictions. Any opinions relied upon by such counsel as aforesaid shall be delivered together with the opinion of such counsel. Such opinion may expressly rely as to matters of fact upon certificates furnished by BHE and PHC and appropriate officers and directors of BHE and PHC and by public officials;

(a) All corporate and other proceedings to be taken by BHE and PHC in connection with the transactions contemplated hereby and all documents incident thereto shall be reasonably satisfactory in form and substance to Penobscot and its counsel, and Penobscot and its counsel shall have received all such certified or other copies of such documents as it or they may reasonably request; and
(b)
(c) BHE and PHC shall have delivered to Penobscot duly executed counterparts of each document or agreement contemplated to be delivered by BHE and PHC under Section 3.5 of this Agreement.
(d)
1.2 Conditions to Obligations of BHE. The obligation of BHE and PHC to close the First Closing Transaction shall be subject to the fulfillment at or prior to the First Closing Date of the following additional conditions (all or any of which may be waived by BHE and PHC):

(a) The representations and warranties of Penobscot set forth in this Agreement shall be true and correct in all material respects as of the date of this Agreement and as of the First Closing Date as though repeated at and as of the First Closing Date, and (ii) PPLG and Penobscot shall have performed and complied in all material respects the covenants and agreements contained in this Agreement which are required to be performed on or prior to the First Closing Date;
(b)
(c) The consents and approvals required to be obtained pursuant to Sections 3.2(c), (d) or (e) hereof shall not contain or be granted subject to terms or conditions which could reasonably be expected to have a material adverse effect on BHE;
(d)
(e) BHE shall have received a certificate from an authorized officer of PPLG and Penobscot, dated the First Closing Date, to the effect that, to the best of such officer's Knowledge, the conditions set forth in Section 3.4(a) have been satisfied;
(f)
(g) BHE shall have received an opinion from counsel for Penobscot reasonably satisfactory to BHE, dated the First Closing Date, to the effect that:
(h)
(1) Penobscot is a limited liability company organized, existing and in good standing under the laws of the State of Delaware, and has the limited liability company power and authority to execute and deliver this Agreement and the Transaction Documents and to consummate the transactions contemplated hereby and thereby; and the execution and delivery of this Agreement and the Transaction
Documents and the consummation of the transfer of the Bangor-
Pacific Economic Interest contemplated hereby have been duly authorized by all requisite limited liability company action taken on the part of Penobscot;

(1) This Agreement and the Transaction Documents have been duly executed and delivered by Penobscot and (assuming that the Lenders' Consent is obtained) are valid and binding obligations of Penobscot, enforceable against Penobscot in accordance with their respective terms, except (A) that such enforcement may be subject to bankruptcy, insolvency, fraudulent conveyance, reorganization, moratorium or other similar laws now or hereafter in effect relating to the creditors' rights, (B) that the remedy of specific performance and injunctive and other forms of equitable relief may be subject to certain equitable defenses and to the discretion of the court before which any proceeding therefor may be brought and
(C) that such enforcement may be subject to requirements of good faith, reasonableness and fair dealing; and

(1) The execution, delivery and performance of this Agreement and the Transaction Documents by Penobscot will not constitute a violation of the certificate of formation or operating agreement
(or other similar governing documents), as currently in effect, of Penobscot.

	As to any matter contained in such opinion which involves the laws of any jurisdiction other than the Federal laws of the United States, the Commonwealth of Pennsylvania, the State of Delaware or the State of Maine, such counsel may rely upon opinions of counsel admitted to practice in such other jurisdictions. Any opinions relied upon by such counsel as aforesaid shall be delivered together with the opinion of such counsel. Such opinion may expressly rely as to matters of fact upon certificates furnished by appropriate officers and directors of Penobscot and its respective Affiliates and by public officials.

(a) PPLG and Penobscot shall have delivered to BHE the documents and agreements contemplated to be delivered by PPLG and Penobscot in Section 3.6.
(b)
1.2 Deliveries By PHC and BHE. At the First Closing, subject to the express provisions of this Agreement PHC and BHE will deliver the following to
Penobscot:
1.3
(a)             The Bangor-Pacific Assignment, executed by BHE and PHC;
(b)
(c) All consents, waivers or approvals obtained by PHC and BHE with respect to the transfer of the Bangor-Pacific Economic Interest or the consummation of the transactions contemplated by this Agreement and the Transaction Documents;
(d)
(e) Opinions of counsel and officer's certificates (as contemplated by Sections 3.3(d) and 3.3(f));
(f)
(g) All such other instruments of assignment or conveyance as, in the reasonable opinion of Penobscot and its counsel, shall be necessary or desirable to transfer to Penobscot the Bangor-Pacific Economic Interest in accordance with this Agreement;
(h)
(i) A copy of the resolutions of the Board of Directors of each of PHC and BHE authorizing and approving this Agreement and the consummation of the transactions contemplated hereby, in each case certified by its respective corporate secretary;
(j)
(k) Certificates by the corporate secretary of each of PHC and BHE as to the incumbency of each person executing this Agreement on behalf of PHC or BHE;
(l)
(m) Such other agreements, documents, instruments and writings as are required to be delivered by any of PHC and BHE at or prior to the First
Closing Date pursuant to this Agreement or otherwise required in connection herewith.
(n)
1.4 Deliveries by Penobscot. At the First Closing, subject to the express provisions of this Agreement Penobscot will deliver the following to BHE:
1.5
(a) Opinions of counsel and an officer's certificate (as contemplated by Sections 3.4(c) and 3.4(d));
(b)
(c) Such other agreements, documents, instruments and writings as are required to be delivered by Penobscot at or prior to the First Closing Date pursuant to this Agreement or otherwise required in connection herewith;
(d)
(e) $10,000,000 in immediately available funds by wire transfer to an account designated by BHE; and
(f)
(g)             The Bangor-Pacific Assignment executed by Penobscot.
(h)

			    1 ARTICLE

	     REPRESENTATIONS AND WARRANTIES OF BHE

	BHE represents and warrants to PPLG and Penobscot as follows as of the date hereof and as of the First Closing Date and the Second Closing Date:

1.1 Organization; Authority. Each of BHE and PHC is a corporation duly organized, validly existing and in good standing under the laws of the State of Maine and has all requisite corporate power and authority to own, lease, and operate its properties and to carry on its business as is now being conducted. PHC's sole asset is, and has been from the inception of PHC's existence, the Bangor-Pacific Interest (and related cash proceeds thereof). PHC's sole business is, and has been from the inception of PHC's business, the ownership of such Bangor-Pacific Interest. PHC does not have and has never had any employees or "employee pension benefit plans" (as defined in
Section 3(2) of ERISA) or "employee welfare benefit plans" (as defined in
Section 3(1) of ERISA) or any post-retirement benefit plans. PHC has no subsidiaries. PHC has made no advances to or investments in corporations, partnerships, joint ventures or other business entities or businesses other than Bangor-Pacific.
1.2
1.3 Authority Relative to This Agreement. Each of BHE and PHC has full corporate power and authority to execute and deliver this Agreement and the Transaction Documents to which it is a party and to consummate the transactions contemplated hereby and thereby. The execution and delivery of this Agreement and the Transaction Documents to which it is a party and the consummation of the transactions contemplated hereby and thereby have been duly authorized by all necessary corporate action required on the part of each of BHE and PHC. This Agreement has been duly and validly executed and delivered by each of BHE and PHC, and, assuming the accuracy of Penobscot's representations and warranties contained in Section 5.2, and subject to the receipt of the Lenders' Consent and, in the case of the Second Closing Transaction, the MPUC Approval, constitutes a valid and binding agreement of each of BHE and PHC, enforceable against them in accordance with its terms, except that such enforceability may be limited by applicable bankruptcy, insolvency, moratorium or other similar laws affecting or relating to enforcement of creditors' rights generally or general principles of equity. The other Transaction Documents, when executed, will, assuming the accuracy of Penobscot's representations and warranties contained in Section 5.2, and subject to the receipt of the Lenders' Consent and, in the case of the Second Closing Transaction, the MPUC Approval, constitute valid and binding obligations of each of BHE and PHC party thereto, enforceable against such entity in accordance with their terms, except that such enforceability may be limited by applicable bankruptcy, insolvency, moratorium or other similar laws affecting or relating to enforcement of creditors' rights generally or general principles of equity.
1.4
1.5     Consents and Approvals; No Violation.
1.6
(a) Except for obtaining the Lenders' Consent and the MPUC Approval, neither the execution and delivery of this Agreement or the Transaction Documents by BHE or PHC nor the transfer by BHE of the PHC Stock pursuant to this Agreement or the performance by each of BHE and PHC of its respective other obligations under this Agreement and the Transaction Documents to which it is a party will (i) conflict with or result in any breach of any provision of the Articles of Incorporation or Bylaws of BHE or PHC, each as amended or restated; (ii) result in a default (or give rise to any right of termination, cancellation or acceleration) under any of the terms, conditions or provisions of any note, bond, mortgage, indenture, license, agreement or other instrument or obligation to which BHE or PHC is a party or by which BHE or PHC or any of the PHC Stock may be bound, except for such defaults (or rights of termination, cancellation or acceleration) as to which requisite waivers or consents have been or by the Second Closing date will be obtained or which, in the aggregate, would not have a PHC Material Adverse Effect; or
(iii) require any consent, approval, authorization or permit of, or filing with or notification to, any governmental or regulatory authority or other Person, except where the failure to fulfill such requirement would not result in a PHC Material Adverse Effect; or (iv) violate any order, writ, injunction, decree, statute, rule or regulation applicable to PHC, or any of its assets, which violation would have a PHC Material Adverse Effect.
(b)
(c) Except for the MPUC Approval, no declaration, filing or registration with, or notice to, or authorization, consent or approval of any governmental or regulatory body or authority is necessary for the execution and delivery of this Agreement or the Transaction Documents by BHE or PHC or the consummation by BHE or PHC of the transactions contemplated hereby or thereby, other than such declarations, filings, registrations, notices, authorizations, consents or approvals which, if not obtained or made, will not, individually or in the aggregate, have a PHC Material Adverse Effect.
(d)
1.7     Title and Capitalization.

	     BHE has and at the Second Closing shall convey to Penobscot good, valid and marketable title to the PHC Stock, free and clear of all Encumbrances.
1.10
(a) The authorized, issued and outstanding capital stock of PHC is set forth in Schedule 4.4(b) attached hereto. All of the issued and outstanding shares of capital stock of PHC have been duly and validly authorized and issued and are fully paid and non-assessable and owned of record and beneficially by BHE. No shares of capital stock of PHC were issued in violation of any preemptive rights provided by applicable state or foreign laws or by contractual agreement, or issued or repurchased in violation of any applicable federal or state or foreign laws. There are no preemptive rights with respect to capital stock of PHC. There are no existing options, warrants, calls, commitments or agreements of any character whatsoever calling for the issuance of additional shares of capital stock or other securities of PHC or any voting trusts, voting agreements or similar agreements affecting any of the outstanding shares of capital stock of PHC or securities convertible into or exchangeable for capital stock of PHC. Except as set forth in the West Enfield Project Finance Documents, PHC is not
subject to any obligations (contingent or otherwise) to issue or repurchase or otherwise acquire or retire any shares of its capital stock or other securities or to provide funds to or make any investment (in the form of a loan, capital contribution or otherwise) in any person. Any shares of capital stock presently held as treasury shares were acquired in a redemption accomplished in compliance with applicable law.
(b)
(c) Except for those Permitted Encumbrances which are permitted by definition to survive the First Closing Date, PHC shall have, and at the
First Closing shall convey to Penobscot, good, valid and marketable title to the Bangor-Pacific Economic Interest which it purports to own, free and clear of all Encumbrances.
(d)
1.11 Articles of Incorporation and Bylaws. The copies of the articles of incorporation of PHC and the bylaws of PHC, each as amended to date, as delivered to Penobscot prior to the Second Closing are true and correct copies of such documents.
1.12
1.13 Books and Records. The books and records of PHC set forth in all material respects the transactions to which such entity is a party or by which it or its properties are bound and such books and records have been properly kept and maintained in accordance with generally accepted accounting principles, consistently applied. The minute and other corporate books of
PHC are complete, accurate and current in all material respects.
1.14
1.15 Financial Statements. BHE has furnished to Penobscot the balance sheets of PHC as of April 30, 1998 and 1999 ("PHC Financial Statements"). The PHC Financial Statements have been prepared in accordance with generally accepted accounting principles, consistently applied throughout the periods specified, and present fairly the financial position of PHC on the respective dates specified and the results of its operations and changes in financial position for the respective periods specified except as noted therein.
1.16
1.17 Liabilities. PHC has no, nor are any of its assets or properties subject to any, liabilities or obligations (direct or indirect, absolute or contingent, matured or unmatured, asserted or unasserted, known or unknown)
of whatever nature, whether arising out of contract, tort, statute or otherwise, whether or not such liability is normally reflected on a balance sheet prepared in accordance with generally accepted accounting principles, except (i) liabilities and obligations as and to the extent set forth or reserved against in the most recent balance sheet included in the PHC
Financial Statements ("PHC Balance Sheet") or referred to in the related notes thereto, (ii) liabilities and obligations incurred in the ordinary course of business since the date of the PHC Balance Sheet and recorded on the books of PHC (not including within the meaning of "ordinary course of business" for purposes of this Agreement any tort liability or any liability arising out of a violation of law or breach of a contractual or other obligation) that are not material in amount either singly or in the aggregate and (iii) liabilities and obligations described on Schedule 4.8. Schedule
4.8 also includes a list of any accounts payable, advances payable and notes payable of PHC as of the date hereof (including accrued interest, if any), and the amount thereof. The amount of all Restricted Payments (other than those described in clause (a) or (d) of Section 9.4 of the Loan Agreement) received during the 12 month period preceding the date hereof by PHC from Bangor-Pacific is $1,125,000. The Restricted Payments described in clause
(d) of Section 9.4 of the Loan Agreement received by PHC as of the date hereof is $0.
1.18
1.19 Bank Accounts. Schedule 4.9 correctly sets forth the names of all financial institutions which are depositories of the funds of PHC, the accounts established at such depositories, the names of all persons authorized to draw or sign checks or drafts upon the accounts established in such depositories, the name of any depositories or other organization in which PHC has a safe deposit box and the names of the persons having access thereto.
1.20
1.21 Guaranties. There are no contracts or commitments by PHC guaranteeing the payment or performance by others or whereby PHC or any of its assets or properties is, or will be, in any way liable with respect to the obligations of any other person, firm, corporation or other entity, except for PHC's obligations under the West Enfield Project Finance Documents.
1.22
1.23 Litigation. There are no actions, suits, claims, disputes, proceedings or investigations relating to PHC pending or, to the Knowledge of BHE or PHC, threatened against PHC or any of its shareholders, officers, directors or employees (in such capacities) or any of its properties or assets or which questions the validity of any action taken or to be taken pursuant to or in connection with this Agreement and the Transaction Documents, at law or in equity before or by any court, governmental or regulatory authority or body acting in an adjudicative capacity. There is no judgment, rule, order, writ, injunction, decree, assessment or other similar command of any court, governmental or regulatory authority or body acting in an adjudicative capacity relating to PHC outstanding against PHC or any of its shareholders, officers, directors, or employees (in such capacities) or any of its properties or assets.
1.24
1.25    Insurance.  PHC has no policies of insurance.
1.26
1.27 No Claims. Neither BHE nor any officer, director or employee of BHE, PHC or any of BHE's other Affiliates, or any of their respective Affiliates, has any claims of any nature against PHC.
1.28
1.29    Certain Contracts and Arrangements.
1.30
(a) Except (i) for the West Enfield Project Documents, (ii) the letter agreement dated March 30, 1999 by and among BHE, PHC, PPLG, Penobscot,
Pacific Penobscot Power Company, Ogden Power Pacific, Inc., Indeck-Penobscot Hydro, LLC and Indeck Energy Services, Inc. and (iii) for agreements entered into with Penobscot's consent under Section 6.3, PHC is not a party to any contract, agreement, personal property lease, commitment, understanding or instrument and BHE is not a party to any contract, agreement, personal property lease, commitment, understanding or instrument related to PHC or the Bangor-Pacific Interest. Complete and accurate copies of all such agreements, together with all amendments and supplements, have been delivered or made available to Penobscot prior to the execution of this Agreement.
(b)
(c) Each such agreement (i) constitutes a valid and binding obligation of PHC enforceable against PHC in accordance with its terms, (ii) is in full force and effect, and (iii) except for matters which are the subject of Lenders' Consent, may be transferred to Penobscot pursuant to this Agreement without breaching the terms thereof or resulting in the forfeiture or impairment of any rights thereunder.
(d)
(e) Except for matters which will be cured by the Lenders' Consent, there is not, under any of such agreements, any default or event which, with notice or lapse of time or both, would constitute a default on the part of
PHC or BHE, or, to the Knowledge of BHE or PHC, any other party thereto, except such events of default and other events as to which requisite waivers or consents have been obtained, or which would not, in the aggregate, have a PHC Material Adverse Effect.
(f)
1.31    Permits.
1.32
(a) "Permits" means all material permits, licenses, franchises and other governmental authorizations, consents and approvals relating to PHC, its assets or business, or the ownership, operation or maintenance of its assets. PHC has all Permits required for PHC to own the Bangor-Pacific Interest, except where the failure to have any such permit would not have a
PHC Material Adverse Effect. PHC has not received any written notification that PHC is in violation of any of such Permit, or any law, statute, order, rule, regulation, ordinance or judgment of any governmental or regulatory body or authority applicable to it.  To the Knowledge of BHE and PHC, PHC is in compliance with all Permits, laws, statutes, orders, rules, regulations, ordinances, or judgments of any governmental or regulatory body or authority applicable to it except for violations which, individually or in the aggregate, do not have a PHC Material Adverse Effect.
(b)
(c) No Permits are required for PHC to own the Bangor-Pacific Interest except for the Permit issued by the MPUC disclosed in Schedule 4.15. Copies of the Permit issued by the MPUC have been provided or made available to Penobscot prior to the execution of this Agreement.
(d)
1.33    Taxes.  PHC is a member of an "affiliated group" within the meaning of
Section 1504 of the Code. All Tax Returns of PHC required to be filed have been timely filed and are true, correct and complete, and all Taxes, including those shown to be due on such Tax Returns, have been timely paid.
All Taxes that PHC is required by law to withhold and collect have been withheld and collected and timely paid over to the appropriate governmental authorities. No Tax audits or other administrative proceedings are presently pending or proposed or to the Knowledge of BHE or PHC threatened (in each case in writing) with regard to any Taxes or Tax Returns of PHC.  Except to the extent set forth in Schedule 5.13 to the APA, there are no Encumbrances for Taxes on any property or assets of PHC other than Permitted Encumbrances. All deficiencies of Taxes asserted in writing or otherwise asserted with respect to PHC as a result of an audit, examination, investigation or similar proceeding have been paid or are being contested in good faith through appropriate proceedings, with adequate reserves booked for any adverse determination. There are no powers of attorney in effect relating to Taxes of PHC that relate to Taxes for any post-Closing period. There are no outstanding agreements or waivers extending the statutory period of limitation applicable to any items of Tax of PHC, and PHC has not requested any extension of time within which to file any Tax Return that has not yet been filed. PHC is not required to include in income any adjustment pursuant to Section 481(a) of the Code (or similar provision of state or local law), by reason of a change in accounting method nor does BHE or PHC have any Knowledge that it is using an erroneous method of tax accounting which would result in an adjustment to taxable income for a period following the First Closing. PHC has not filed a consent pursuant to Code Section 341(f) concerning collapsible corporations. PHC has not made any payments, is not obligated to make any payments, nor is a party to any agreement that under certain circumstances could obligate it to make any payments that will not be deductible under Code Section 280G. No indebtedness of PHC is "corporate acquisition indebtedness" within the meaning of Code Section 279(b). PHC is the "Tax Matters Partner" of Bangor-Pacific.  Neither BHE nor PHC is a
foreign corporation within the meaning of Section 897 of the Code, and Penobscot is not required to withhold Tax on the Purchase Price by reason of
Section 1445 of the Code or any other provision.
1.34
1.35 Conduct of Business. Since September 25, 1998, PHC has conducted its business only in the ordinary and usual course, and there has not been any material adverse change in the condition, financial or otherwise, of PHC.
1.36
1.37 No Default. PHC has not breached any provision of, nor is in violation of or in default with respect to (and no event has occurred which, with or without the lapse of time or notice or other action by a third party would result in any such violation or default), and the execution of this Agreement and the Transaction Documents and consummation of the transactions contemplated hereby or thereby will not constitute a breach of or default under, any term, provision, condition or covenant of any mortgage, indenture, contract, lease, license, agreement or other instrument or commitment to which it is a party or is subject or by which any of its assets or properties may be bound, or any provision of its articles of incorporation or bylaws or any statute, ordinance, regulation, permit, franchise, judgment, decree, writ, or order of any court, governmental or regulatory authority or body acting in an adjudicative capacity applicable to PHC, except in each case as to which requisite waivers or consents have been obtained, or which would not, in the aggregate, have a PHC Material Adverse Effect.
1.38
1.39 Incorporation of Representations and Warranties from the APA. The representations and warranties of BHE and PHC made in Section 5.5 (Environmental Matters), Section 5.13(b) (Taxes), Section 5.14
(Representations Regarding Bangor-Pacific), and Section 5.16 (Insurance) of
the APA are hereby incorporated herein as fully as if repeated herein, provided that, for purposes of this Agreement, references therein to
"Purchased Assets" shall be deemed to apply only to PHC, the PHC Stock and the Bangor-Pacific Interest (inclusive of both or either the Bangor-Pacific Economic Interest and the Bangor-Pacific Management Interest), references to the "Business" shall refer to the business of owning PHC or the Bangor-
Pacific Interest, references to "Material Adverse Effect" shall refer to
"PHC Material Adverse Effect" and references to "Ancillary Agreements"
shall refer to "Transaction Documents."
1.40
1.41
			  2 ARTICLE

	   REPRESENTATIONS AND WARRANTIES OF PENOBSCOT

	Penobscot represents and warrants to BHE, as of the date hereof and as of First Closing Date and as of the Second Closing Date, as follows:

1.1 Organization. Penobscot is a limited liability company duly formed, validly existing and in good standing under the laws of the State of Delaware and has all requisite limited liability company power and authority to own, lease, and operate its properties and to carry on its business as is now being conducted. Penobscot is duly authorized and qualified to do business as a foreign corporation in the State of Maine and is in good standing in the State of Maine.
1.2
1.3 Authority. Penobscot has full limited liability company power and authority to execute and deliver this Agreement and the Transaction Documents and to consummate the transactions contemplated hereby and thereby. The execution and delivery of this Agreement and the Transaction Documents and the consummation of the transactions contemplated hereby and thereby have been duly and validly authorized by all necessary limited liability company action on the part of Penobscot, and no other proceedings on the part of Penobscot are necessary to authorize this Agreement and the Transaction Documents or to consummate the transactions contemplated hereby or thereby. This Agreement has been duly and validly executed and delivered by Penobscot, and assuming the accuracy of BHE's representations and warranties contained in Section 4.2, and subject to the receipt of the Lenders' Consent and the MPUC Approval, constitutes a valid and binding agreement of Penobscot, enforceable against Penobscot in accordance with its terms, except that such enforceability may be limited by applicable bankruptcy, insolvency, moratorium or other similar laws affecting or relating to enforcement of creditors' rights generally or general principles of equity. The Transaction Documents, when executed, will, assuming the accuracy of BHE's representations and warranties contained in Section 4.2, and subject to the receipt of the Lenders' Consent and the MPUC Approval, constitute valid and binding agreements of Penobscot, enforceable against Penobscot in accordance with their terms, except as such enforceability may be limited by applicable bankruptcy, insolvency, moratorium or other similar laws affecting or relating to enforcement of creditors' rights generally or general principles of equity.

1.1     Consents and Approvals; No Violation.

(a) Other than obtaining the Lenders' Consent and the MPUC Approval, neither the execution and delivery of this Agreement or the Transaction Documents by Penobscot nor the acquisition by Penobscot of the Bangor-Pacific Economic Interest or the PHC Stock pursuant to this Agreement and the Transaction Documents will (i) conflict with or result in any breach of any provision of the certificate of formation or operating agreement (or other similar governing documents) of Penobscot, (ii) require any consent, approval, authorization or permit of, or filing with or notification to, any governmental or regulatory authority, or (iii) result in a default (or give rise to any right of termination, cancellation or acceleration) under any of the terms, conditions or provisions of any note, bond, mortgage, indenture, license, agreement, lease or other instrument or obligation to which Penobscot or any of its subsidiaries is a party or by which any of its assets may be bound, except for such defaults (or rights of termination, cancellation or acceleration) as to which requisite waivers or consents have been obtained, or (iv) violate any order, writ, injunction, decree, statute, rule or regulation applicable to Penobscot, and any assets of Penobscot.
(b)
(c) No declaration, filing or registration with, or notice to, or authorization, consent or approval of any governmental or regulatory body or authority is necessary for the consummation by Penobscot of the transactions contemplated by this Agreement or the Transaction Documents.
(d)
(e)
				  2 ARTICLE

			      CERTAIN COVENANTS

1.1 Incorporation of Covenants from the APA. All covenants of BHE and PHC made in Section 7.1 (Conduct of Business of the Sellers), Section 7.2 (Access to Information), Section 7.3 (Expenses), Section 7.4 (Further Assurances),
Section 7.5 (Public Statements), Section 7.6 (Consents and Approvals),
Section 7.7 (Tax Matters), Section 7.11 (Confidential Information), Section
7.12 (Observation, Cooperation and Participation), and Section 7.13 (Delivery of Books and Records, etc; Removal of Property) of the APA are hereby incorporated herein as fully as if repeated herein, provided that references therein to "Purchased Assets" shall be deemed to apply, for purposes of this Agreement, only to PHC, the PHC Stock and the Bangor-Pacific Interest (inclusive of both or either the Bangor-Pacific Economic Interest and the Bangor-Pacific Management Interest), and references to the "Business" shall refer to the business of owning PHC or the Bangor-Pacific Interest.
1.2
1.3 Access to PHC Information. From the date of this Agreement and until the Second Closing, BHE and PHC will, and BHE will cause PHC to, afford to Penobscot or Penobscot's authorized agents or representatives full access during normal business hours, to all offices, property and books and records of PHC including such access as may be necessary to allow Penobscot or its agents or representatives to satisfy itself that the representations and warranties are true and that there has been no breach of the covenants. BHE and PHC will furnish to Penobscot or its agents or representatives such documents (certified, in the case of corporate documents, if requested) and all such other information concerning PHC and its business and properties as it may request.  No investigation or inquiry made by Penobscot pursuant to this Agreement will in any way affect or lessen the representations and warranties made in this Agreement or the indemnity contained in Section 8.1. 1.4
1.5 Conduct of PHC Affairs. From the date of this Agreement and until the Second Closing (unless a different time period is specified), PHC will, and
BHE will cause PHC to, carry on the affairs of PHC as follows unless otherwise agreed to in writing by Penobscot:
1.6
(a) PHC will maintain its corporate existence and good standing in the jurisdiction of its incorporation and in all jurisdictions in which it is qualified to do business as a foreign corporation and will not amend its articles of incorporation or bylaws.
(b)
(c) PHC will continue to carry on its business in a good and diligent manner consistent with prior practice and in the ordinary course, will preserve intact its business organization, will not introduce any new method of management or operation, and will use its best efforts to preserve the goodwill of and relationships with its customers, suppliers and others having business relationships with it so that its goodwill as a going concern shall be unimpaired.
(d)
(e) PHC will not change its authorized or issued capital stock or issue or agree to issue any shares of stock of any class, issue any securities convertible into, or any right to purchase, any shares of stock of any class, or issue any other securities.
(f)
(g) After the date of the First Closing and prior to the Second Closing, PHC will not declare, set aside, make or pay any Distribution or agree to do any of the foregoing.  "Distribution" means: (a) the declaration or payment of any dividend (except dividends payable in common stock of PHC)
on or in respect of any shares of any class of capital stock of PHC, (b) the purchase, redemption or other retirement of any shares of any class of capital stock of PHC and (c) any other distribution on, or in respect of, any equity interest of PHC or shares of any class of capital stock of PHC (including stock splits, reverse stock splits or stock dividends).
(h)
(i) PHC will not make any change affecting compensation to its directors, officers, employees and agents, will not modify or terminate any employee benefit plan, and will not pay or declare any bonuses, profit-
sharing contributions or other non-salary compensation.
(j)
(k) Except as otherwise required under the West Enfield Project Finance Documents or by applicable law or regulation, PHC will not enter into or assume any mortgage, pledge, conditional sale or other title retention agreement, voluntarily permit any lien, encumbrance or charge of any kind (except liens for non-delinquent taxes or other statutory liens incurred in the ordinary course of business) to attach upon any of its assets whether now owned or hereafter acquired, create or assume any indebtedness for borrowed money or make any loans or advances to or assume, guaranty, endorse, or otherwise become liable with respect to the obligations of, any person, firm, association, or corporation (except by reason of endorsing checks in the ordinary course of business), make or commit to any capital expenditures or abandon or sell any capital assets or reduce any bank line of credit or the availability of funds under any other loan or financing agreement.
(l)
(m) PHC will not merge or consolidate with or into any corporation or other entity.
(n)
(o) After the date of the First Closing and prior to the Second Closing, PHC will exercise its rights, and perform its obligations, under the Bangor-Pacific Management Interest diligently, in good faith and in the best interests of Bangor-Pacific and Penobscot (in its capacity as the holder of the Bangor-Pacific Economic Interest). PHC will not (i) take any actions or omit to take any actions (ii) or cause or permit Bangor-Pacific to take any action or omit to take any actions, if such action or omission would have an adverse effect upon PHC or Bangor-Pacific or their respective business or assets provided that nothing contained herein shall require BHE or PHC to institute any litigation or to pay or agree to pay any sum of money in order to comply with this Section 6.3(h), except as otherwise agreed by BHE and PHC in writing.
(p)
(q) PHC will not enter into or modify any agreement, contract or commitment outside the ordinary course of business; PHC will not enter into or modify any agreement, contract or commitment within the ordinary course of business involving more than $1,000.
(r)
(s) PHC will pay all its indebtedness and Taxes as they become due, but will not pay or modify the terms of any of its indebtedness to shareholders, officers, directors or employees or their respective Affiliates.
(t)
(u) PHC will not make any election or give any consent under the Code or the tax statutes of any state or other jurisdiction or make any termination, revocation or cancellation of any such election or any consent or compromise or settle any claim for past or present Taxes due.
(v)
(w) PHC will comply in all respects with all applicable statutes, laws, ordinances, orders, rules and regulations and will do or cause to be done all things necessary to comply with all terms and provisions of each agreement or instrument to which PHC is a party.
(x)
(y) PHC will advise Penobscot promptly in writing of any adverse change in the financial condition or operations of PHC, Bangor-Pacific or any of their respective assets or business.
(z)
(aa) PHC will provide Penobscot with the same financial information it provides to BHE and at the same time, including at least a monthly balance sheet and statements of income, shareholder's equity and cashflow.
(bb)
1.7 Consents. Each party hereto will use its respective best efforts to obtain, at the earliest practicable time after the date hereof, all consents and approvals of third parties that may be necessary or required in order to effect the First Closing Transaction and the Second Closing Transaction.
1.8
1.9 Certain Capacities. BHE agrees, promptly after the date of the First Closing, to appoint James S. Potter to serve as a director of PHC and agrees to cause James S. Potter to thereafter remain a validly elected director of
PHC until the Second Closing. BHE and PHC agree that from and after the date of the First Closing James S. Potter shall also serve as a vice president of PHC, with rights to attend and participate in meetings of the Policy
Committee of Bangor-Pacific.
1.10
1.11 Further Assurances. BHE shall from time to time and at any time after the date hereof execute and deliver such additional assignments, certificates, instruments and documents and take all additional actions reasonably requested by Penobscot to effectuate the purposes of this
Agreement and to consummate and evidence the consummation of the First
Closing Transaction and the Second Closing Transaction.
1.12
1.13 Bangor-Pacific Interest. Except as contemplated in this Agreement, unless and until this Agreement shall have terminated in accordance with its terms, BHE and PHC shall not transfer, sell, or encumber the Bangor-Pacific Interest.
1.14
1.15 Adverse Action. BHE shall not take any action or omit to take any action if such action or omission would have an adverse impact upon the PHC Stock, the Bangor-Pacific Interest, the Bangor-Pacific Economic Interest, the Bangor-Pacific Management Interest, PHC or Bangor-Pacific or their respective business or assets provided that nothing contained herein shall require BHE or PHC to institute any litigation or to pay or agree to pay any sum of money in order to comply with this Section 6.3(h), except as otherwise agreed by
BHE and PHC in writing.
1.16
1.17 Notice of Certain Circumstances. BHE and PHC shall promptly give notice of the occurrence of any breach of a representation or covenant contained in this Agreement, or the existence and status of any pending or threatened litigation, investigation, inquiry, demand, notice or request made by any governmental or regulatory body or authority or other third party that, in the event of an unfavorable outcome, could have a PHC Material Adverse
Effect.
1.18
1.19 Resignations. The officers and directors of PHC (other than James S. Potter) will tender their respective resignations from such offices and positions, at the Second Closing, effective at the close of business on the Second Closing Date.
1.20
1.21 MPUC Approval. BHE will use its best efforts to obtain an order from MPUC authorizing the Second Closing Transaction. Within 10 business days after the date hereof, BHE will provide Penobscot with a copy of BHE's draft of an application for a supplemental order from MPUC in connection with the transfer of the PHC Stock ("Application") for Penobscot's review. BHE will file the Application with MPUC within 5 Business Days after the date of the First Closing, and diligently prosecute the Application and receipt of the supplemental order.
1.22
1.23    Asset Purchase Treatment.
1.24
(a) Penobscot and BHE agree for Federal Income Tax purposes to treat the purchase and sale of the PHC Stock as a purchase and sale of the assets of PHC in accordance with the provisions of Code Section 338 generally and
Section 338(h)(10) specifically. Penobscot and BHE agree to make timely all elections necessary to carry out the provisions of this section and to report the purchase and sale of the PHC Stock consistent with the preceding sentence and in accordance with the provisions of this Agreement. Penobscot and BHE further agree that, for state Tax purposes, the purchase and sale of the PHC Stock shall be treated as a purchase and sale of the assets of PHC to the greatest extent permitted by applicable law.
(b)
(c          The fair market value of the assets, both tangible and intangible, of PHC for purposes of allocating the consideration to be paid for, and the amount realized on the sale of, the deemed sale of assets of PHC under Code
Section 338(h)(10) shall be as provided for in Section 2.2(a). This determination shall be binding upon Penobscot and BHE for federal Tax purposes (including for purposes of Sections 338(h)(10) and 1060 of the Code) and for purposes of any state Tax laws and regulations.
(d)
(e)      Penobscot and BHE shall not and Penobscot shall ensure that PHC shall not take a position in any Tax proceeding, Tax audit or otherwise inconsistent with the fair market value determinations described above.
(f)
(g) Penobscot and BHE agree to prepare and file and Penobscot shall ensure that PHC will prepare and file all Internal Revenue Service forms and the required schedules thereto and all requisite state and local forms and schedules required to be filed by any one or more of them providing for the treatment of the purchase and sale of the PHC Stock as a purchase and sale of the assets of PHC in accordance with the provisions of this Section.
(h)
1.25 Tax Matters. This Section 6.13 is effective only if the Second Closing occurs.
1.26
(a)             Tax Indemnities.
(b)
(1) Except as provided in Section 6.13(a)(ii), Penobscot shall be liable for, and agrees to defend, hold harmless and indemnify BHE from and against any and all Indemnifiable Losses with respect to any and all Taxes of, or attributable to, PHC with respect to any period, or portion thereof, ending on or before the First Closing date ("Pre-Closing Periods") up to the aggregate amount of the Tax Accrual. The indemnification obligations of Penobscot contained in this Section 6.13(a)(i) are separate from Penobscot's obligations in Article VIII.

(1) BHE shall be liable for, and agrees to defend, hold harmless and indemnify Penobscot and its Affiliates (including, after the Second Closing date, PHC) from and against, any and all Indemnifiable Losses with respect to:

	(A) any and all Taxes of or attributable to PHC with respect to any Pre-Closing Period (including any Taxes incurred as a result of making the Section 338(h)(10) election), but only to the extent the aggregate amount of such other Taxes exceeds the Tax Accrual; and

	(B) any Taxes of any corporation or other Person, that is or was affiliated with PHC, with respect to any Pre-Closing Period, including, but not limited to, any such Taxes for which PHC is or may be or become liable for by contract, as transferor, transferee, or successor, or under any applicable law (including, but not limited to, Treasury Regulation
Section 1.1502-6 or 1.1502-78(b)(2) or any similar provision under any applicable foreign, state or local law), or otherwise.
The indemnification obligations of BHE contained in this Section 6.13(a)(ii) are separate from BHE's obligations in Article VIII.

(1) In the case of any Tax described in Section 6.13(a)(ii)(A) that relates to any taxable period of PHC that begins on or before the First Closing Date but does not end on or before the First Closing Date (a "Straddle Period"), the portion of the Tax attributable to PHC or for which PHC may be liable for each of the Pre-Closing Period and the portion of such taxable period beginning after the First Closing Date (the "Post-Closing Period") shall be determined as follows:

	(A) In the case of any franchise or similar Tax that is not based upon or measured by net income and any ad valorem
Tax, the portion attributable to the Pre-Closing Period shall be the amount of the Tax for the entire taxable period multiplied by a fraction the numerator of which is the number of days in the Pre-Closing Period and the denominator of which is the number of days in the entire taxable period.

	(B) In the case of any such Tax not described in Section 6.13(a)(iii)(A), the portion attributable to the Pre-Closing
Period shall be determined on the basis of an interim closing of the books as of and including the First Closing date in accordance with the next two sentences. For purposes of this
Section 6.13(a)(iii)(B), the portion of the Tax allocable to the Pre-Closing Period shall be the product of (x) the Tax for the entire taxable period, multiplied by (y) a fraction, the numerator of which is the hypothetical Tax for such Pre-
Closing Period (determined on the basis of such interim closing of the books, without annualization) and the denominator of which is the sum of the numerator plus the hypothetical Tax for the Post-Closing Period (determined on the basis of such interim closing of the books, without annualization). The hypothetical Tax for any period shall in no case be less than zero. The amount of the Tax remaining after subtracting the portion attributable to the Pre-Closing
Period (as determined in accordance with the preceding provisions of this Section 6.13(a)(iii)(B)) is the amount of the Tax attributable to the Post-Closing Period.

(a)             Cooperation.
(b)
(1) Penobscot will grant or cause to be granted to BHE or BHE's representatives access at all reasonable times to all of the information, books and records relating to PHC within its possession or control (including Tax work papers, Tax Returns and correspondence with Tax authorities), including the right to take extracts therefrom and make copies thereof at BHE's expense, to the extent reasonably necessary in connection with Taxes to which this
Section 6.13 applies and shall furnish the assistance and cooperation of such personnel of Penobscot as BHE may reasonably request in connection therewith.

(1) BHE will grant or cause to be granted to Penobscot or Penobscot's representatives access at all reasonable times to all of the information, books and records relating to PHC within its possession or control (including Tax work papers, Tax Returns and correspondence with Tax authorities), including the right to take extracts therefrom and make copies thereof at the expense of Penobscot, to the extent reasonably necessary in connection with Taxes to which this Section 6.13 applies and shall furnish the assistance and cooperation of such personnel of BHE as Penobscot may reasonably request in connection therewith. Without limiting the generality of the preceding sentence, and with respect to any Tax Return required to be filed by PHC after the Second Closing date with respect to any Pre-Closing Period of PHC, BHE agrees to furnish to Penobscot all information within BHE's control that may reasonably be necessary or appropriate to prepare any such Tax Return.

(1) Without limiting the generality of the foregoing provisions of this Section 6.13(b), BHE and Penobscot shall cooperate and consult in good faith with each other during the course of the preparation of Tax Returns for Straddle Periods and to the extent appropriate shall use their commercially reasonable efforts to agree on the inclusion of items of income, deduction, gain, loss and credit for each such period so as to properly reflect such items attributable to such periods and shall mutually consent prior to the filing of any such Tax Return.

(1) Any information obtained by a party or its Affiliates from another party or its Affiliates in connection with any Tax matters to which this Agreement applies shall be kept confidential, except as may be otherwise necessary in connection with the filing of Tax Returns or claims for refund or in conducting an audit or other proceeding or otherwise as required by applicable law.

(a)             Tax Contests.
(b)
(1) If any Tax authority proposes any adjustment or questions the treatment of any item, which adjustment or question could, if pursued successfully, result in or give rise to solely a claim for indemnification against BHE by Penobscot under Section 6.13(a) (a "Seller Tax Claim"), solely a claim for indemnification against Penobscot by BHE under Section 6.13(a) (a "Buyer Tax Claim"), or both a Seller Tax Claim and a Buyer Tax Claim (a "Joint Tax
Claim"), then the party first receiving notice of the adjustment or question (a "Tax Dispute") shall promptly notify the other party in writing of the Tax Dispute.

(1) In the case of a Buyer Tax Claim, and subject to the provisions of this Section 6.13(c)(ii), Penobscot shall have the right, at its sole cost and expense, to control the defense, prosecution, settlement or compromise of the Tax Dispute underlying the Buyer Tax Claim; provided, that Penobscot will not, without BHE's prior written consent (which consent shall not be unreasonably withheld or delayed), enter into any settlement or compromise of the Tax Dispute that could affect the Tax liability of BHE or any of its Affiliates (including, without limitation, PHC) for any period ending on or before the First Closing Date; provided further, that if the Tax Dispute relates to a Tax Return of BHE or any of its Affiliates, BHE shall have the right, at any time and at its election, to have Penobscot and BHE treat the Tax Dispute as a Joint Tax Claim, in which case such Tax Dispute shall thereafter be subject to the provisions of Section 6.13(c)(iv) (other than the first sentence of Section 6.13(c)(iv)).

(1) In the case of a Seller Tax Claim, BHE shall have the right, at its sole cost and expense, to control the defense, prosecution, settlement or compromise of the Tax Dispute underlying such Seller Tax Claim; provided, that BHE will not, without Penobscot's prior written consent (which consent shall not be unreasonably withheld or delayed), enter into any settlement or compromise of the Tax Dispute that could affect the Tax liability of Penobscot or any of its Affiliates (including, without limitation, PHC on or after the First Closing date) for any period ending on or after the First Closing date; provided, further, that if the Tax Dispute relates to a Tax Return of, or a taxable period of, any of PHC, Penobscot or any of their respective Affiliates, Penobscot shall have the right, at any time and at its election, to have Penobscot and BHE treat the Tax Dispute as a Joint Tax Claim in which case the Tax Dispute shall thereafter be subject to the provisions of Section
6.13(c)(iv) (other than the first sentence of Section 6.13(c)(iv)).

(1) In the case of a Joint Tax Claim, Penobscot and BHE shall first attempt to separate the Joint Tax Claim into two, one involving the Buyer Tax Claim portion thereof (which shall be subject to the provisions of Section 6.13(c)(ii)), and the other involving the Seller Tax Claim portion thereof (which shall be subject to the provisions of Section 6.13(c)(iii)). If Penobscot and BHE are not successful in accomplishing the separation, Penobscot and BHE shall consult and cooperate in good faith with each other in controlling the audit, examination, investigation, or administrative, court, or other proceeding, shall not compromise or settle such Joint Tax Claim without the other's prior written consent (which consent shall not be unreasonably withheld or delayed) and shall share the costs and expenses associated with such Joint Tax Claim on such equitable basis as the parties shall mutually agree. If Penobscot and BHE cannot agree with respect to any matter involving any such Joint Tax Claim, Penobscot and BHE shall jointly engage independent tax counsel that is mutually acceptable to Penobscot and BHE to make its decision with respect to the matter, which decision shall be final and binding on Penobscot and BHE. Penobscot shall bear and pay one-half of the fees and other costs charged by that counsel and BHE shall bear and pay one-half of the fees and other costs charged by that counsel.

(1)     The party that controls a Tax Dispute under the provisions of
Section 6.13(c)(ii), 6.13(c)(iii) or 6.13(c)(iv) shall keep the other party informed of all events and developments relating to the Tax Dispute, and the other party, or its authorized representatives, shall be entitled, at its own expense, to attend (but not control) all conferences, meetings and proceedings relating to such Tax Dispute.

(a) Termination of Tax Sharing Agreements. Except as provided in this Agreement, any and all Tax allocation agreements, Tax sharing agreements, intercompany agreements, or other agreements or arrangements between PHC and BHE or any of BHE's Affiliates and relating to any Tax matters shall be terminated with respect to PHC as of the day before the First Closing date, and from and after the First Closing date will have no further force or effect for any taxable period (whether past, current, or future taxable periods).
(b)
(c)             Preparation of Tax Returns.
(d)
(1) Penobscot will cause to be prepared each Tax Return covering a taxable period ending on or before the First Closing date
(including any short taxable period Tax Return required or permitted to be filed for a short taxable period ending on the First Closing Date) which is required to be filed for, by, on behalf of or with respect to PHC after the First Closing Date;
provided that BHE shall prepare any such return to the extent PHC is properly included in a consolidated Tax Return for such period filed by BHE.

(1) Penobscot shall cause to be prepared each Tax Return covering a Straddle Period which is required to be filed for, by, on behalf of or with respect to PHC after the First Closing date.

(1) If one party is responsible for preparing a Tax Return under this Section 6.13(e) and the other party is responsible in whole or in part for the Taxes reflected on the Tax Return, then that Tax Return shall be submitted to such other party at least 30 days before its due date (including any extension thereof), but in no event sooner than 15 days following the close of the taxable period covered by the Tax Return, and shall be subject to approval by such other party, which approval shall not be unreasonably withheld or delayed.

(a) Payments. All Taxes of or with respect to PHC shall be paid to the appropriate Tax authority by the party that is responsible therefor under the applicable Tax law. Except as otherwise provided in this Section 6.13, any amount to which a party or parties is entitled under this Section 6.13 shall be promptly paid in immediately available funds to such party or parties by the party or parties obligated to make the payment within five business days after written notice to the party or parties so obligated stating that the Taxes to which such amount relates are due or have been paid and providing details supporting the calculation of such amount, but in no event shall the payment be required to be made earlier than five business days before the due date for payment of those Taxes.
(b)
(c) Nature of Payments. Except as otherwise provided by applicable law, any payment from Penobscot, PHC or any of their respective Affiliates to BHE or its Affiliates pursuant to this Section 6.13 shall be treated for Tax purposes as an increase in the Purchase Price, and any payment from BHE or any of its Affiliates to Penobscot or its Affiliates pursuant to this Section
6.13 shall be treated for Tax purposes as a decrease in the Purchase Price.
(d)
(e) Survival of Agreements. All covenants and agreements set forth in this Section 6.13 shall survive the Second Closing date until 60 calendar days after the expiration of all applicable statutes of limitation (including any and all extensions thereof).
(f)
(g) Conflict. In the event of a conflict between the provisions of this Section 6.13 and any other provision of this Agreement, the provisions of this Section 6.13 shall control.
(h)
1.2 Cooperation regarding Lenders' Consent. Penobscot, PPLG, BHE and PHC will cooperate with each other, act reasonably in respect of, and use their respective best efforts to obtain, at the earliest practicable time after the date hereof, the Lenders' Consent.
1.3
1.4
			       2 ARTICLE

			 THE SECOND CLOSING

1.1Time and Place of Second Closing. Upon the terms and subject to the satisfaction of the conditions contained in Sections 7.2, 7.3 and 7.4 of this Agreement (the "Second Closing Conditions"), the Second Closing will take place at the offices of Curtis Thaxter Stevens Broder & Micoleau LLC,
Portland, Maine on such date as the parties may agree, which date shall be as soon as practicable, but no later than five (5) Business Days following the date on which all of the Second Closing Conditions have been satisfied or waived, or at such other place or time as the parties may agree.
1.2
1.3 Conditions to Each Party's Obligations to Effect the Transactions. The respective obligations of each party to close the Second Closing Transaction shall be subject to the fulfillment at or prior to the Second Closing Date of the following conditions (any of which may be waived jointly by Penobscot,
BHE and PHC):
1.4
(a) The waiting period under the HSR Act, if applicable to the consummation of the sale of the PHC Stock contemplated hereby, shall have expired or been terminated;
(b)
(c) No preliminary or permanent injunction or other order or decree by any Federal or state court which prevents the consummation of the transfer of the PHC Stock contemplated hereby shall have been issued and remain in effect (each party agreeing to use its best efforts to have any such injunction, order or decree lifted) and no statute, rule or regulation shall have been enacted by any state or Federal government or governmental agency in the
United States which prohibits the consummation of the transfer of the PHC
Stock;
(d)
(e) All Federal, state and local government consents and approvals (including but not limited to legislative and administrative consents and approvals), required for (i) the consummation of the transfer of the PHC
Stock and the other transactions contemplated hereby, (ii) the ownership by Penobscot of the PHC Stock, and (iii) the execution, delivery and performance by the parties thereto of the Transaction Documents, including, without limitation, the MPUC Approval, shall have been obtained, unless the failure to obtain such consent or approval would not result in a PHC Material Adverse Effect, and shall be Final; and
(f)
(g) The PHC Stock Consents and all other consents and approvals for the consummation of the transfer of the PHC Stock and the other transactions contemplated hereby shall have been obtained, other than those which if not obtained, would not, in the aggregate, have a PHC Material Adverse Effect.
(h)
(i)             The Lenders' Consent shall have been obtained by BHE.
(j)
1.5 Conditions to Obligations of Penobscot. The obligation of Penobscot to close the Second Closing Transaction shall be subject to the fulfillment at or prior to the Second Closing Date of the following additional conditions
(all or any of which may be waived in whole or in part by Penobscot in its sole discretion):
1.6
(a)             There shall not have occurred and be continuing a PHC Material
Adverse Effect;
(b)
(c) (i) The representations and warranties of BHE set forth in this Agreement shall be true and correct in all material respects as of the date of this Agreement and as of the Second Closing Date as though repeated at and as of the Second Closing Date, and (ii) BHE and PHC shall have performed and complied with in all material respects the covenants and agreements contained in this Agreement that are required to be performed and complied with by BHE and PHC on or prior to the Second Closing Date;
(d)
(e)             The PHC Stock shall be free and clear of Encumbrances;
(f)
(g) Penobscot shall have received certificates from authorized officers of BHE and PHC, dated the Second Closing Date, to the effect that, to the best of such officers' Knowledge, the conditions set forth in Sections
7.3(a), (b) and (c) have been satisfied;
(h)
(i) The consents and approvals required to be obtained pursuant to Sections 7.2(c), (d) or (e) hereof shall not contain or be granted subject to terms or conditions which could reasonably be expected to have a PHC Material Adverse Effect when compared to the terms and conditions presently applicable to the PHC Stock;
(j)
(k) Penobscot shall have received an opinion from Maine counsel to BHE and PHC, as applicable, reasonably satisfactory to Penobscot, dated the Second Closing Date, substantially to the effect that:
(l)
(1) each of BHE and PHC is a corporation organized, existing and in good standing under the laws of its state of incorporation and each state or other jurisdiction in which it is qualified to do business as a foreign corporation by virtue of owning the PHC
Stock, and each of BHE and PHC has the corporate power and authority to execute and deliver this Agreement and the Transaction
Documents and to consummate the transactions contemplated hereby and thereby; and the execution and delivery of this Agreement and the Transaction Documents and the consummation of the transfer of the PHC Stock contemplated hereby have been duly authorized by all requisite corporate action taken on the part of BHE and PHC;

(1) this Agreement and the Transaction Documents have been duly executed and delivered by BHE and PHC and (assuming that the MPUC Approval and the Lenders' Consent are obtained) are valid and binding obligations of BHE and PHC, enforceable against BHE and PHC in accordance with their terms, except (A) that such enforcement may be subject to bankruptcy, insolvency, reorganization, moratorium or other similar laws now or hereafter in effect relating to creditors' rights, and (B) that the remedy of specific performance and injunctive and other forms of equitable relief may be subject to certain equitable defenses and to the discretion of the court before which any proceeding therefor may be brought;

(1) the execution, delivery and performance of this Agreement and the Transaction Documents by BHE and PHC will not constitute a violation of the Articles of Incorporation or Bylaws, as currently in effect, of any of BHE and PHC;

(1)     the stock power and other documents described in Section
7.5(a) are in proper form to transfer to Penobscot such title as BHE has to the PHC Stock; and

(1) no declaration, filing or registration with, or notice to, or authorization, consent or approval of any governmental authority or other third party is necessary for the consummation by BHE and PHC of the Second Closing other than (i) the MPUC Approval, all of which have been obtained and are Final, (ii) such declarations, filings, registrations, notices, authorizations, consents or approvals which if not obtained or made, would not, in the aggregate, have a PHC Material Adverse Effect and (iii) the Lenders' Consent, all of which have been obtained.

	    As to any matter contained in such opinion which involves the laws of any jurisdiction other than the Federal laws of the United States or the laws of the State of Maine, such counsel may rely upon opinions of counsel admitted in such other jurisdictions. Any opinions relied upon by such counsel as aforesaid shall be delivered together with the opinion of such counsel. Such opinion may expressly rely as to matters of fact upon certificates furnished by BHE and PHC and appropriate officers and directors of BHE and PHC and by public officials;

(a) All corporate and other proceedings to be taken by BHE and PHC in connection with the transactions contemplated hereby and all documents incident thereto shall be reasonably satisfactory in form and substance to Penobscot and its counsel, and Penobscot and its counsel shall have received all such certified or other copies of such documents as it or they may reasonably request; and
(b)
(c) BHE and PHC shall have delivered to Penobscot duly executed counterparts of each document or agreement contemplated to be delivered by BHE and PHC under Section 7.5 of this Agreement and the conditions to effectiveness of each such agreement (the Effective Date, if any, as defined therein) shall have been satisfied.
(d)
1.2 Conditions to Obligations of BHE. The obligation of BHE to close the Second Closing Transaction shall be subject to the fulfillment at or prior to the Second Closing Date of the following additional conditions (all or any of which may be waived by BHE):

(a) The representations and warranties of Penobscot set forth in this Agreement shall be true and correct in all material respects as of the date of this Agreement and as of the Second Closing Date as though repeated at and as of the Second Closing Date, and (ii) PPLG and Penobscot shall have performed and complied in all material respects the covenants and agreements contained in this Agreement which are required to be performed on or prior to the Second Closing Date;
(b)
(c) The consents and approvals required to be obtained pursuant to Sections 7.2(c), (d) or (e) hereof shall not contain or be granted subject to terms or conditions which could reasonably be expected to have a material adverse effect on BHE;
(d)
(e) BHE shall have received a certificate from an authorized officer of PPLG and Penobscot, dated the Second Closing Date, to the effect that, to the best of such officer's Knowledge, the conditions set forth in Section 7.4(a) have been satisfied;
(f)
(g) BHE shall have received an opinion from counsel for Penobscot reasonably satisfactory to BHE, dated the Second Closing Date, to the effect that:
(h)
(1) Penobscot is a limited liability company organized, existing and in good standing under the laws of the State of Delaware, and has the limited liability company power and authority to execute and deliver this Agreement and the Transaction Documents and to consummate the transactions contemplated hereby and thereby; and the execution and delivery of this Agreement and the Transaction
Documents and the consummation of the transfer of the PHC Stock contemplated hereby have been duly authorized by all requisite limited liability company action taken on the part of Penobscot;

(1) This Agreement and the Transaction Documents have been duly executed and delivered by Penobscot and (assuming that the MPUC Approval and the Lenders' Consent are obtained) are valid and binding obligations of Penobscot, enforceable against Penobscot in accordance with their respective terms, except (A) that such enforcement may be subject to bankruptcy, insolvency, reorganization, moratorium or other similar laws now or hereafter in effect relating to the creditors' rights and (B) that the remedy of specific performance and injunctive and other forms of equitable relief may be subject to certain equitable defenses and to the discretion of the court before which any proceeding therefor may be brought; and

(1) The execution, delivery and performance of this Agreement and the Transaction Documents by Penobscot will not constitute a violation of the certificate of formation or operating agreement
(or other similar governing documents), as currently in effect, of Penobscot.

	As to any matter contained in such opinion which involves the laws of any jurisdiction other than the Federal laws of the United States, the Commonwealth of Pennsylvania, the State of Delaware or the State of Maine, such counsel may rely upon opinions of counsel admitted to practice in such other jurisdictions. Any opinions relied upon by such counsel as aforesaid shall be delivered together with the opinion of such counsel. Such opinion may expressly rely as to matters of fact upon certificates furnished by appropriate officers and directors of Penobscot and its respective Affiliates and by public officials.

(a) PPLG and Penobscot shall have delivered to BHE the documents and agreements contemplated to be delivered by PPLG and Penobscot in Section 7.6.
(b)
1.2 Deliveries By PHC and BHE. At the Second Closing, subject to the express provisions of this Agreement PHC and BHE will deliver the following to Penobscot:
1.3
(a) The stock certificates representing all of the PHC Stock, endorsed in blank or accompanied by duly executed stock powers executed in blank and otherwise acceptable to counsel for Penobscot;
(b)
(c) All consents, waivers or approvals obtained by PHC and BHE with respect to the transfer of the PHC Stock or the consummation of the transactions contemplated by this Agreement and the Transaction Documents;
(d)
(e) Opinions of counsel and officer's certificates (as contemplated by Sections 7.3(d) and 7.3(f));
(f)
(g) All such other instruments of assignment or conveyance as, in the reasonable opinion of Penobscot and its counsel, shall be necessary or desirable to transfer to Penobscot the PHC Stock in accordance with this Agreement;
(h)
(i) A copy of the resolutions of the Board of Directors of each of PHC and BHE authorizing and approving this Agreement and the consummation of the transactions contemplated hereby, in each case certified by its respective corporate secretary;
(j)
(k) Certificates by the corporate secretary of each of PHC and BHE as to the incumbency of each person executing this Agreement on behalf of PHC or BHE;
(l)
(m) The books and records of PHC, including the minute books, stock books and seal of PHC;
(n)
(o) The written resignations of the directors and officers of PHC (other than James S. Potter);
(p)
(q) Copy of the articles of incorporation of PHC, as amended, certified by the Secretary of State of Maine as of a date not more than five days prior to the Second Closing Date;
(r)
(s) A certificate from the Secretary of State of the State of Maine, dated not more than five days prior to the Second Closing Date, certifying as to the good standing of PHC;
(t)
(u) Certificates from the Secretary of State of each State in which PHC is qualified to do business, dated not more than five days prior to the
Second Closing Date, certifying as to the qualification of PHC as a foreign corporation in such State; and
(v)
(w) Such other agreements, documents, instruments and writings as are required to be delivered by any of PHC and BHE at or prior to the Second Closing Date pursuant to this Agreement or otherwise required in connection herewith.
(x)
1.4 Deliveries by Penobscot. At the Second Closing, subject to the express provisions of this Agreement Penobscot will deliver the following to BHE:
1.5
(a) Legal opinions and an officer's certificate (as contemplated by Sections 7.4(c) and 7.4(d));
(b)
(c) Such other agreements, documents, instruments and writings as are required to be delivered by Penobscot at or prior to the Second Closing Date pursuant to this Agreement or otherwise required in connection herewith.
(d)
(e)
				2 ARTICLE

			     INDEMNIFICATION

1.1     Indemnification.
1.2
(a) BHE will indemnify, defend and hold harmless PPLG and Penobscot and their affiliates (including, after the Second Closing, PHC) and their respective directors, officers, employees, agents and representatives
("Buyer Group") from and against any and all claims, demands or suits (by any Person), losses, liabilities, damages (but excluding, except to the extent claimed by third parties, any consequential, special, indirect, punitive or incidental damages, including without limitation lost profits), obligations, payments, costs and expenses (including, without limitation, the costs and expenses of any and all actions, suits, proceedings, assessments, penalties, fines, judgments, settlements and compromises relating thereto, reasonable disbursements in connection therewith, reasonable attorneys' and consultants' fees, and investigation costs) (each, an "Indemnifiable
Loss"), asserted against or suffered by the Buyer Group relating to, resulting from or arising out of (i) any breach of any representation or warranty (without regard to any qualifications with respect to PHC Material Adverse Effect contained therein) of BHE contained in this Agreement or any schedule hereto, or any certificate delivered by or on behalf of BHE or PHC in connection herewith, (ii) any breach of any covenant or agreement of BHE or PHC contained in Sections 6.2, 6.3, 6.4, 6.5, 6.8, 6.9, 6.10 and 6.11
hereof or Sections 7.1, 7.2(a), 7.5, 7.6(a), 7.6(d) and 7.12 of the APA incorporated herein by Section 6.1 hereof, or (iii) any breach of any other covenant or agreement of BHE or PHC contained in this Agreement or any Transaction Document, any schedule hereto, or any certificate delivered by or on behalf of BHE or PHC in connection herewith, provided, however, that, in the case of any Indemnifiable Loss arising under Sections 8.1(a)(i) or (ii),
(A) such indemnification shall be effective only with respect to claims written notice of which is received by BHE no later than eighteen months after the First Closing Date, (B) no amounts shall be due and payable to the extent that the sum of such Indemnifiable Losses plus all "Certain Indemnifiable Losses" and "Seller Indemnified Environmental Losses" under
(and as defined in) the APA is equal to $500,000 or less, (C) in no event shall the aggregate amount of all payments made by BHE with respect to such Indemnifiable Losses plus all payments made by BHE with respect to Certain Indemnifiable Losses under the APA exceed ten percent (10%) of the Purchase Price, and (D) Indemnifiable Losses of Buyer Group under this Agreement shall constitute "Certain Indemnifiable Losses" under the APA for purposes of calculating any applicable limitations on Sellers' indemnity obligations under the APA.

(a) Penobscot and PPLG will indemnify, defend and hold harmless BHE and its affiliates (except PHC) and their respective directors, officers, employees, agents and representatives ("Seller Group") from and against any and all Indemnifiable Losses asserted against or suffered by the Seller Group relating to, resulting from or arising out of (i) any breach of any representation or warranty of Penobscot contained in this Agreement or any Transaction Document, any schedule hereto, or any certificate delivered by or on behalf of Penobscot in connection herewith, (ii) any covenant or agreement of Penobscot set forth in Section 6.4 hereof or Sections 7.5, 7.6(a), 7.6(d) and 7.12 of the APA incorporated herein by Section 6.1 hereof, or (iii) any breach of any covenant or agreement of Penobscot contained in this Agreement or any Transaction Document, any schedule hereto, or any certificate delivered by or on behalf of Penobscot in connection herewith, provided, however, that in the case of any Indemnifiable Loss arising under Section 8.1(b)(i) or (ii), (A) such indemnification shall remain in effect only with respect to claims written notice of which is received by Penobscot no later than eighteen months after the First Closing Date, (B) no amounts shall be due and payable to the extent that the aggregate amount of such Indemnifiable Losses plus Indemnifiable Losses under Section 9.1(b)(i) and (ii) of the APA is equal to $500,000 or less, (C) in no event shall the aggregate amount of all payments made by Penobscot and PPLG with respect to such Indemnifiable Losses under the APA exceed ten percent (10%) of the Purchase Price, and (D) Indemnifiable Losses of Seller Group under this Agreement shall constitute "Indemnifiable Losses" under the APA for purposes of calculating any applicable limitations on Buyer's indemnity obligations under the APA.
(b)
(c) Any Person entitled to receive indemnification under this Agreement (an "Indemnitee") having a claim under these indemnification provisions shall make a good faith effort to recover all losses, damages, costs and expenses from insurers of such Indemnitee under applicable insurance policies so as to reduce the amount of any Indemnifiable Loss hereunder. The amount of any Indemnifiable Loss shall be reduced (i) to the extent that the Indemnitee receives any insurance proceeds with respect to an Indemnifiable Loss and (ii) to take into account any net Tax benefit recognized by the Indemnitee arising from the recognition of the Indemnifiable Loss and any payment actually received with respect to an Indemnifiable Loss.
(d)
(e) The expiration, termination or extinguishment of any representation, warranty, covenant or agreement shall not affect the parties' obligations under this Section 8.1 if the Indemnitee provided the person required to provide indemnification under this Agreement (the "Indemnifying Party") with proper notice of the claim or event for which indemnification is sought prior to such expiration, termination or extinguishment.
(f)
(g) Other than as provided in Section 9.2 hereof, the rights and remedies of BHE and Penobscot under this Article VIII are exclusive and in lieu of any and all other rights and remedies which BHE and Penobscot may have under this Agreement or otherwise for monetary relief with respect to any breach or failure to perform any representation, warranty, covenant or agreement set forth in this Agreement, any schedule hereto, or any certificate delivered by or on behalf of BHE or Penobscot in connection herewith.
(h)
(i) The rights and obligations of indemnification under this Section 8.1 shall not be limited or subject to set-off based on any violation or alleged violation of any obligation under this Agreement or otherwise, including but not limited to breach or alleged breach by the Indemnitee of any representation, warranty, covenant or agreement contained in this Agreement.
(j)
(k) Section 8.1 shall not apply to any matter for which indemnification is provided in Section 6.13.
(l)
1.2 Defense of Claims. The provisions of Sections 9.2(a) through 9.2(e) of the APA are hereby incorporated herein by reference as fully as if repeated herein, except that the references therein to any paragraph or subparagraph of Section "9" shall be deemed for purposes of this Agreement to be referring to a paragraph or subparagraph of Section "8" of this Agreement.
1.3
1.4
			       2 ARTICLE

			      TERMINATION

1.1     Termination.
1.2
(a) This Agreement may be terminated at any time prior to the Second Closing Date by mutual written consent of BHE and Penobscot.

(a) This Agreement may be terminated by BHE if the First Closing shall not have occurred on or before October 15, 1999 as a result of the condition set forth in Section 3.2(e) not being satisfied.
(b)
(c) This Agreement may be terminated by BHE or Penobscot if the Second Closing shall not have occurred on or before December 31, 1999 ("Termination Date"); provided that the right to terminate this Agreement under this
Section 9.1(c) shall not be available to any party whose failure to fulfill any obligations under this Agreement has been the cause of, or resulted in, the failure of the Second Closing to occur on or before such date; and provided, further, that if on December 31, 1999, the conditions to the Second Closing set forth in Section 7.2(c) shall not have been fulfilled but all other conditions to the Second Closing shall be fulfilled or shall be capable of being fulfilled, then the date referred to above shall be April 30, 2000; provided further, that if the parties are taking the actions contemplated in the last sentence of Section 2.3(b), the date referred to above shall be July 31, 2000 and payments thereunder shall be not later than July 31, 2000.
(d)
1.2 Procedure and Effect of Termination. In the event of termination of this Agreement and abandonment of the transactions contemplated hereby by either or both of the parties pursuant to Section 9.1, written notice thereof shall forthwith be given by the terminating party to the other party and this Agreement shall terminate and the transactions contemplated hereby shall be abandoned to the extent not theretofore consummated, without further action by any of the parties hereto.  If this Agreement is terminated as provided herein:
1.3
(a) none of the parties hereto nor any of their respective trustees, directors, officers or Affiliates, as the case may be, shall have any liability or further obligation to the other party or any of their respective trustees, directors, officers or Affiliates, as the case may be, pursuant to this Agreement, except in each case as stated in Sections 9.2 or 10.4 and except that provisions of the APA incorporated herein that provide for survival beyond termination shall survive, and Sections 2.3, 6.9 and 10.1 hereof shall survive; and
(b)
(c) all filings, applications and other submissions made pursuant to this Agreement, to the extent practicable, shall be withdrawn from the agency or other person to which they were made.
(d)
(e) Notwithstanding any other term or provision of this Agreement or the other documents delivered pursuant to this Agreement, each of the parties hereby agrees that no officers, directors, employees, agents or attorneys of such party shall be liable hereunder for any profit, loss of capital, consequential, special, indirect, punitive or incidental damages that may be incurred by any other party as a result of any action or inaction by any other party hereunder or in connection with this Agreement or any agreement contemplated to be executed in connection with this agreement, and hereby knowingly, voluntarily and intentionally waives the right to seek any such damages.
(f)
(g)
				  2 ARTICLE

			   MISCELLANEOUS PROVISIONS

1.1 Reformation of Agreement. It is the intent of the parties to this Agreement that the transactions contemplated under this Agreement will, in accordance with Title 31 M.R.S.A. section 307, not cause the dissolution or termination of Bangor-Pacific. In the event that the transactions contemplated under this Agreement (including, without limitation, following the delivery by Penobscot of the notice referred to in Section 2.3(b)) will cause the dissolution or termination of Bangor-Pacific if performed, the parties agree to negotiate in good faith to modify this Agreement to the extent necessary so as to avoid dissolution or termination and, if the parties are unable to agree on modifications within 30 days after the request of either party, the parties shall submit to a court of competent jurisdiction which shall reform this Agreement only to the extent as not to cause the dissolution or termination of Bangor-Pacific.

1.1 Incorporation by Reference. The provisions of Sections 11.1 (Amendment and Modification), 11.2 (Waiver of Compliance; Consents), 11.4 (Notices),
11.5 (Assignment), 11.6 (Governing Law), 11.7 (Counterparts), 11.8 (Interpretation), 11.9 (Schedules and Exhibits), 11.10 (Entire Agreement),
11.11 (No Punitive or Consequential Damages) and 11.12 (Parties' Knowledge of Others' Breach) of the APA are hereby incorporated herein by reference as fully as if repeated herein, except that for purposes of this Agreement the terms "the Sellers" or "Sellers" shall be read as "BHE"; the terms "the
Buyer" or "Buyer" shall be read as "Penobscot"; the term "Purchased
Assets" shall be read as"PHC Stock" and as "Bangor-Pacific Interest
(inclusive of both or either the Bangor-Pacific Economic Interest and the Bangor-Pacific Management Interest)"; the term "Ancillary Agreements"
shall be read as "Transaction Documents"; references to Article "IX" or a paragraph or subparagraph of Section "9" shall be read as a reference to Article "VIII" or a paragraph or subparagraph of Section "8"; and
references to a paragraph or subparagraph of Section "8" shall be read as a reference to a paragraph or subparagraph of Section "7".
1.2
1.3 No Survival. Subject to the provisions of Section 9.2, (i) each and every representation and warranty contained in this Agreement shall expire with, and be terminated and extinguished by, the consummation of the transfer of the PHC Stock pursuant to this Agreement and such representations and warranties shall not survive the Second Closing Date, except to the extent necessary to make effective a party's ability to make an indemnity claim with respect to such representations and warranties during the notice period and as otherwise provided in Section 8.1 and (ii) every covenant and obligation contained in this Agreement shall survive the Second Closing and the consummation of the transfer of the PHC Stock, except to the extent a party's ability to make an indemnity claim with respect to such covenant or obligation is expressly limited under Section 8.1. None of BHE, PHC, PPLG, Penobscot or any officer, director, trustee or Affiliate of any of them shall be under any liability whatsoever with respect to any such representation, warranty or covenant upon and after the termination or expiration thereof.
As used in this Agreement, the term "contained" includes items or provisions incorporated by reference.
1.4
1.5 Effect on APA. The parties agree that the Closing under the APA has occurred on the date hereof; provided that, for purposes of the Equity Contribution Agreement, the parties agree that the term "Closing" as used therein shall not be deemed to have occurred with respect to the Bangor-Pacific Interest and the purchase price payable at the First Closing. This Agreement is entered into to implement certain aspects of the transactions contemplated under the APA with respect to the Bangor-Pacific Interest. This Agreement is not intended, and shall not be construed, to modify or amend the APA except as contemplated in Article II of this Agreement. In particular and without limitation of the foregoing, this Agreement is not intended and shall not be construed to (i) affect the rights or remedies of any party hereto under the APA in respect of any obligations of the other party or parties under the APA, including with respect to the transfer of the Bangor-Pacific Interest, or (ii) modify or amend the Assumed Liabilities, the
Excluded Liabilities or the indemnifications contained in the APA.
1.6
1.7
1.8
1.9

	IN WITNESS WHEREOF, BHE, PHC, PPLG and Penobscot have caused this Agreement to be signed by their respective duly authorized officers as of the date first above written.

					      BANGOR HYDRO-ELECTRIC COMPANY


						By:
						Name:   Robert S. Briggs
						Title:          President


						PENOBSCOT HYDRO CO., INC.


						By:
						Name:   Robert S. Briggs
						Title:          Vice President


						PP&L GLOBAL, INC.


						By:
						Name:   Paul T. Champagne
						Title:          President

						PENOBSCOT HYDRO, LLC


						By:
						Name:   Paul T. Champagne
						Title:          President





		      Schedules to Implementation Agreement


Schedule 4.4(b) (Capital Stock):

PHC has authorized 5,000 shares of its common stock, of which one (1) share is issued and outstanding.

Schedule 4.8 (Liabilities):

PHC's liabilities and obligations under the West Enfield Project
Documents.

Schedule 4.9 (Bank Accounts):

	Fleet Bank of Maine
	Account #2192403
	Persons authorized to draw upon the account:
			Robert S. Briggs
			Carroll R. Lee
			Frederick S. Samp
			Michael Whalen

Schedule 4.15 (Permits):

	Maine Public Utilities Commission approval:  Regarding Bangor Hydro-
Electric
Company, Docket No. 86-16, May 27, 1986.






			     EXHIBIT A

       FORM OF BANGOR-PACIFIC ASSIGNMENT AND ASSUMPTION AGREEMENT


	ASSIGNMENT AND ASSUMPTION AGREEMENT, dated as of __________ __, 1999 (the "Agreement"), by and among BANGOR HYDRO-ELECTRIC COMPANY, a Maine corporation, PENOBSCOT HYDRO CO., INC., a Maine corporation (together, the "Sellers"), and PENOBSCOT HYDRO, LLC, a Delaware limited liability company (the "Buyer" and each a "Party").

			 W I T N E S S E T H:

	WHEREAS, the Sellers and the Buyer (as assignee of PP&L Global, Inc.) are Parties to that certain Asset Purchase Agreement dated September 25, 1998 (the "Asset Purchase Agreement") and that certain Asset Purchase
Implementation Agreement dated as of May 27, 1999 (the "Implementation Agreement");

	WHEREAS, pursuant to the Asset Purchase Agreement, the Buyer agreed to assume certain liabilities and obligations of the Sellers as are expressly described as being Assumed Liabilities in Section 2.3 of the Asset Purchase Agreement and the Sellers agreed to retain certain Excluded Liabilities described in Section 2.4 of the Asset Purchase Agreement;

	WHEREAS, pursuant to the Implementation Agreement the Parties agreed to enter into this Agreement at the First Closing in order to implement the sale of the Bangor-Pacific Interest contemplated by the Asset Purchase Agreement;

	WHEREAS, it is the Parties' intention to evidence the occurrence of the First Closing Transaction by, among other things, execution and delivery of this Agreement;

       NOW, THEREFORE, in consideration of the foregoing premises and for other good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, the Sellers and the Buyer hereby agree as follows:

	1. Capitalized terms used in this Agreement but not otherwise defined herein shall have the meanings ascribed to them in the Implementation Agreement.

	2. The Sellers hereby assign, sell, convey, transfer and set over to the Buyer, free and clear of all Encumbrances, other than the Permitted Encumbrances, all of the right, title and interest that the Sellers possess and have the right to transfer in, to and under the Bangor-Pacific Economic Interest, and the Sellers' Agreements listed in Schedule 5.10 to the Asset Purchase Agreement under the heading "West Enfield Agreements" (the
"Assigned Assets") as described in the Asset Purchase Agreement, provided, however that it is the intent of the parties to this Agreement that the transactions contemplated hereby will not, in accordance with Title 31
M.R.S.A. section 307, cause the dissolution or termination of Bangor-Pacific.

	3. The Buyer hereby assumes and agrees to pay, perform or discharge in accordance with their terms, to the extent not heretofore paid, performed or discharged and subject to the limitations contained in this Agreement, the Asset Purchase Agreement and the Implementation Agreement, all of Sellers' liabilities and obligations under those certain Sellers' Agreements listed in
Schedule 5.10 to the Asset Purchase Agreement under the heading "West
Enfield Agreements." Notwithstanding anything to the contrary herein, or in any other writing delivered in connection herewith, the Buyer will not assume or perform any liabilities or obligations not specifically contemplated by the Asset Purchase Agreement or the Implementation Agreement and, in particular, will not assume any of the Excluded Liabilities.

	4. Sellers warrant and represent to the Buyer, its successors and assigns, that, as of the date hereof, Sellers are the true and lawful owners of the Assigned Assets; that the Sellers have the full right and power to assign and transfer the Assigned Assets to the Buyer; that the Assigned
Assets are free from Encumbrances (except for those Permitted Encumbrances permitted by definition to survive after the Closing Date) and that the Assigned Assets have not been sold, assigned or transferred to any Person other than the Buyer.

	5. Sellers hereby agree with the Buyer to execute and deliver to Buyer such further documents and instruments as may be necessary or reasonably requested by Buyer to further confirm and perfect the assignment and transfer of the Assigned Assets to Buyer.

	6. The assumption by the Buyer of the Assumed Liabilities shall not be construed to defeat, impair or limit in any way the rights, claims or remedies of the Buyer under the Asset Purchase Agreement or the Implementation Agreement.

	7. The Parties agree that nothing in this Agreement or in Section 2.3 of the Asset Purchase Agreement shall constitute a waiver or release of any claims arising out of the contractual relationships between the Sellers and the Buyer.

	8. In the event that any provision of this Agreement shall be construed to conflict with a provision of the Asset Purchase Agreement or Implementation Agreement, as the case may be, the provision in the Asset Purchase Agreement or Implementation Agreement, as the case may be, shall be deemed controlling.

	9. This Agreement shall bind and shall inure to the benefit of the respective parties and their assigns, transferees and successors.

	10. This Agreement shall be construed and enforced in accordance with the laws of the State of Maine (regardless of the laws that might otherwise govern under applicable Maine principles of conflicts of laws).

	11. This Agreement may be executed in one or more counterparts, each of which shall be deemed an original but all of which together will constitute one and the same instrument.


	IN WITNESS WHEREOF, the undersigned have executed this instrument under seal as of the date first above written.


						BANGOR HYDRO-ELECTRIC COMPANY



						By: ___________________________
						     Name:     Robert S. Briggs
						     Title:    President

						PENOBSCOT HYDRO CO., INC.



						By: ___________________________
						Name:     Robert S. Briggs
						      Title:    Vice President

						PENOBSCOT HYDRO, LLC



						By: ___________________________
						    Name:     Paul T. Champagne
						    Title:    President